Grid Petroleum Corp. Announce USD $5,000,000 Equity Financing Agreement

LONDON, Apr 26, 2010 (BUSINESS WIRE) -- Grid Petroleum Corp. (OTCBB:GRPR - News) is pleased to announce the execution of a $5 million US Dollar equity financing agreement with a European Institutional investor. The initial agreement is for an initial sum of $5 million with the provision to increase this amount further if necessary.

The terms of the agreement are for up to USD $5,000,000 to be drawn from the investor in exchange for equity in the company. Equity is priced at the higher of either (a) $0.75, or (b) 90% of the volume weighted average of the closing price (the "VWAP") of Common Stock, for the five (5) Banking Days immediately preceding the date of the Notice requesting funds.

Each share issuance is accompanied by a purchase warrant on a one for one basis. Each Warrant shall entitle the Subscriber to purchase one additional share (each a "WARRANT SHARE") of Common Stock, at an exercise price equal to 150% of the Unit Price at which the Unit containing the Warrant being exercised was issued, for a period of two (2) years from the date such Warrant is issued.

The inclusion of a floor price in the financing, and the lack of floorless warrants is hoped to ensure stability in the price of the stock, and will not allow equity to be issued at prices significantly lower than current market. There is also an option of a further USD $2,500,000 should both parties wish to proceed, enabling Grid to draw a potential total of USD $7,500,000.

The deal comes at a time when Grid has acquired close to four thousand acres of oil and gas properties in the Jonah Field region of Wyoming, USA -- North America's second largest proven gas reserve. As a 'draw down' agreement, the equity financing allows Grid to draw on this money as and when required by it's Jonah Field exploration, eliminating debt, while leaving the prospect of future exploration and production on the site a real possibility.

Paul Watts, CEO of Grid Petroleum, said: "This equity financing has come at a time when Grid is preparing to undertake exploration on one of the richest natural gas sites in North America. Thanks to this agreement, we're able to fully undertake this exploration with the best resources available. We firmly believe it opens up the full potential of the leases' future productivity, while allowing us to protect our investors through the absence of debt".

About Grid Petroleum Grid Petroleum Corp (NASD OTC BB: GRPR) is a London, UK based Independent Oil and Gas Exploration Company, with an operational office in Denver Colorado. Grid has recently secured assets in Wyoming, neighboring the prolific Jonah Gas Field. For more information, please visit www.gridpetroleum.com.

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning gold or other mineral reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present if and when a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of gold or mineral deposits, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of gold or minerals are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior mineral exploration companies with the US Securities and Exchange Commission. This announcement may also contain information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.

SOURCE: Grid Petroleum Corp

CONTACT:
Grid Petroleum Corp. Andrew Barwicki, Investor Relations 1-888-851-6086 www.gridpetroleum.com
Copyright Business Wire 2010
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KEYWORD:United Kingdom
                  United States
                  Europe
                  North America
INDUSTRY KEYWORD: Energy
                  Oil/Gas
SUBJECT CODE:Contract/Agreement